EX-99.906CERT

CERTIFICATIONS

Carolyn B. Goldhaber, President and Principal Executive Officer, and Jennifer L. Leamer, Treasurer and Principal Financial Officer, of Segall Bryant & Hamill Trust (the “Registrant”), each certify to the best of his/her knowledge that:

1.	The Registrant’s periodic report on Form N-CSR for the period ended December 31, 2023 (the “Form N-CSR”) fully complies with the requirements of section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended; and

2.	The information contained in the Form N-CSR fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

PRINCIPAL EXECUTIVE OFFICER	PRINCIPAL FINANCIAL OFFICER

Segall Bryant & Hamill Trust	Segall Bryant & Hamill Trust

/s/ Carolyn B. Goldhaber	/s/ Jennifer L. Leamer
Carolyn B. Goldhaber, President/Principal Executive Officer	Jennifer L. Leamer, Treasurer/ Principal Financial Officer

Date: March 7, 2024	Date: March 7, 2024